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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER OF
FAO, INC.
(A DELAWARE CORPORATION)
AND F.A.O., INC.
(A CALIFORNIA CORPORATION)
(fka The Right Start, Inc.)

        THIS AGREEMENT AND PLAN OF MERGER dated as of this 23rd day of August, 2002 (the "Agreement"), is between FAO, Inc., a Delaware corporation ("FAO, Inc."), and F.A.O., Inc., a California corporation fka The Right Start, Inc. ("FAO California"). FAO, Inc. and FAO California are collectively referred to herein as the "Constituent Corporations."

RECITALS

        A.    FAO, Inc. is a corporation duly organized and existing under the laws of the State of Delaware and has a total authorized capital stock of Seventy-Five Million, Two Hundred Fifty Thousand (75,250,000) shares, $0.001 par value. The number of shares of common stock of FAO, Inc. authorized to be issued is Seventy-Five Million (75,000,000), $0.001 par value. The number of shares of Preferred Stock of FAO, Inc. authorized to be issued is Two Hundred Fifty Thousand (250,000), $0.001 par value. The Preferred Stock of FAO, Inc. is undesignated as to series, rights, preferences, privileges or restrictions. As of the date hereof, one thousand (1,000) shares of common stock were issued and outstanding, all of which were held by FAO California, and no shares of Preferred Stock were issued and outstanding.

        B.    FAO California is a corporation duly organized and existing under the laws of the State of California and has a total authorized capital stock of Seventy-Five Million Two Hundred Fifty Thousand (75,250,000) shares. The number of shares of common stock of FAO California authorized to be issued is Seventy-Five Million (75,000,000), no par value. The number of shares of Preferred Stock of FAO California authorized to be issued is Two Hundred Fifty Thousand (250,000), no par value.

        C.    The Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of the Constituent Corporations that FAO California merge with and into FAO, Inc. upon the terms and conditions herein provided.

        D.    The respective Boards of Directors and shareholders of FAO, Inc. and FAO California have approved this Agreement and have directed that this Agreement be executed by the undersigned officers.

        NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, FAO, Inc. and FAO California hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

1.    MERGER

        1.1    Reincorporation Merger.    In accordance with the provisions of this Agreement, the General Corporation Law of the State of Delaware and the California Corporations Code, FAO California shall be merged with and into FAO, Inc. (the "Reincorporation Merger"), the separate existence of FAO California shall cease and FAO, Inc. shall survive the Reincorporation Merger and shall continue to be governed by the laws of the State of Delaware, and FAO, Inc. shall be, and is herein sometimes referred to as, the "Surviving Corporation," and the name of the Surviving Corporation shall be FAO, Inc.

        1.2    Filing and Effectiveness.    The Reincorporation Merger shall become effective when an executed counterpart of this Agreement meeting the requirements of the General Corporation Law of the State of Delaware shall have been filed with the Secretary of State of the State of Delaware.

        The date and time when the Reincorporation Merger shall become effective, as aforesaid, is herein called the "Effective Date."

        1.3    Effect of the Reincorporation Merger.    Upon the Effective Date, the separate existence of FAO California shall cease and FAO, Inc., as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date, (ii) shall be subject to all actions previously taken by its and FAO California's board of directors, (iii) shall succeed, without other transfer, to all of the assets, rights, powers and property of FAO California in the manner more fully set forth in Section 259 of the General Corporation Law of the State of Delaware, (iv) shall continue to be subject to all of the debts, liabilities and obligations of FAO, Inc. as constituted immediately prior to the Effective Date, and (v) shall succeed, without other transfer, to all of the debts, liabilities and obligations of FAO California in the same manner as if FAO, Inc. had itself incurred them including, without limitation, those obligations of FAO-California under that certain Guaranty dated as of January 6, 2002 in favor of KBB Retail Assets Corp., Inc. (fka F.A.O. Schwarz) and Quality Fulfillment Services, Inc. and that certain Guaranty dated as of January 6, 2002 in favor of KBB Retail Assets Corp., Inc. (fka F.A.O. Schwarz), all as more fully provided under the applicable provisions of the General Corporation Law of the State of Delaware and the California Corporations Code.

2.    CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

        2.1    Certificate of Incorporation.    The certificate of incorporation of FAO, Inc. as in effect immediately prior to the Effective Date of the Reincorporation Merger (the "certificate of incorporation") shall continue in full force and effect as the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

        2.2    Bylaws.    The bylaws of FAO, Inc. as in effect immediately prior to the Effective Date shall continue in full force and effect as the bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

        2.3    Directors and Officers.    The directors and officers of FAO California immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the certificate of incorporation of the Surviving Corporation or the bylaws of the Surviving Corporation.

3.    MANNER OF CONVERSION OF STOCK

        3.1    FAO California Common Shares.    Upon the Effective Date, every one (1) share of FAO California common stock, no par value, issued and outstanding immediately prior thereto shall by virtue of the Reincorporation Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one (1) fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

        3.2    FAO California Stock Option Plans.

          (a)  Upon the Effective Date, the Surviving Corporation shall assume and continue the stock option plans and all other employee benefit plans of FAO California (including, without limitation FAO California's 1991 Employee Stock Option Plan, 1995 Non-employee Director's Options Plan and 2001 Employee Stock Incentive Plan). Each outstanding and unexercised option or other right to purchase FAO California common stock shall become an option or right to purchase the Surviving Corporation's common stock on the basis of one (1) share of the Surviving Corporation's common stock for each share of FAO California common stock issuable pursuant to any such option, or stock purchase right, on the same terms and conditions and at an exercise price per share equal to the exercise price applicable to any such FAO California option or stock purchase right at the Effective Date. There are no options, purchase rights for or securities convertible into Preferred Stock of FAO California.

          (b)  A number of shares of the Surviving Corporation's common stock shall be reserved for issuance upon the exercise of options or stock purchase rights equal to the number of shares of FAO California common stock so reserved immediately prior to the Effective Date of the Reincorporation Merger.

        3.3    FAO, Inc. Common Stock.    Upon the Effective Date of the Reincorporation Merger, each share of common stock, par value $0.001 per share, of FAO, Inc. issued and outstanding immediately prior thereto shall, by virtue of the Reincorporation Merger and without any action by FAO, Inc., or the holder of such shares or any other person, be cancelled and returned to the status of authorized and unissued shares of common stock.

        3.4    Exchange of Certificates.    After the Effective Date of the Reincorporation Merger, each holder of an outstanding certificate representing shares of FAO California common stock may, at such stockholder's option, but need not, surrender the same for cancellation to U.S. Stock Transfer Company as exchange agent (the "Exchange Agent"), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation's common stock into which the surrendered shares were converted as herein provided. Unless and until so surrendered, each outstanding certificate theretofore representing shares of FAO California common stock shall be deemed for all purposes to represent the number of shares of the Surviving Corporation's common stock into which such shares of FAO California common stock were converted in the Reincorporation Merger.

        The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of common stock of the Surviving Corporation represented by such outstanding certificate as provided above.

        Each certificate representing common stock of the Surviving Corporation so issued in the Reincorporation Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of FAO California so converted and given in exchange therefor or such other legend or no legend as agreed upon by the holder and the Surviving Corporation as determined by the board of directors of the Surviving Corporation in compliance with applicable law.

        If any certificate for shares of FAO, Inc. stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to FAO, Inc. or the Exchange Agent any transfer or other taxes payable by reason of issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of FAO, Inc. that such tax has been paid or is not payable.

4.    CONDITIONS TO THE MERGER

        4.1    The obligations of the Constituent Corporations under this Agreement are subject to the fulfillment, or the waiver by the parties, on or before the Effective Date, of each of the following:

          (a)  The shareholders of FAO California shall have approved the Reincorporation Merger.

          (b)  The sole stockholder of FAO, Inc. shall have approved the Reincorporation Merger.

          (c)  All consents required to be obtained by the Constituent Corporations to effect the Reincorporation Merger shall have been obtained.

5.    GENERAL

        5.1    Further Assurances.    From time to time, as and when required by FAO, Inc. or by its successors or assigns, there shall be executed and delivered on behalf of FAO California such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by FAO, Inc. the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of FAO California and otherwise to carry out the purposes of this Agreement, and the officers and directors of FAO, Inc. are fully authorized in the name and on behalf of FAO California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments, including but not limited to the filings required by Section 1108(d) of the California Corporations Code.

        5.2    Abandonment.    At any time before the Effective Date, this Agreement may be terminated and the Reincorporation Merger may be abandoned for any reason whatsoever by the board of directors of either FAO California or of FAO, Inc., or of both, notwithstanding the approval of this Agreement by the shareholders of FAO California or the sole stockholder of FAO, Inc. In the event of the termination of this Agreement, the Agreement shall become void and of no effect and there shall be no obligations on either Constituent Corporation or their respective board of directors or shareholders with respect thereto.

        5.3    Amendment.    The boards of directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretary of State of the State of Delaware, provided that an amendment made subsequent to the adoption of this Agreement by the shareholders of FAO California shall not: (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of FAO California, (2) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Reincorporation Merger, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of FAO California, or the holders of any securities convertible into any class or series of capital stock of FAO California.

        5.4    Registered Office.    The registered office of the Surviving Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of Newcastle, Delaware 19801 and the Corporation Trust Company is the registered agent of the Surviving Corporation at such address.

        5.5    Agreement.    Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 2520 Renaissance Boulevard, King of Prussia, PA 19406, and copies thereof will be furnished to any stockholder of either Constituent Corporation, upon request and without cost.

        5.6    Governing Law.    This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the California Corporations Code.

        5.7    Counterparts.    In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, this Agreement having first been approved by the resolutions of the board of directors of FAO, Inc., a Delaware corporation, and the board of directors of FAO California, Inc., a California corporation, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

FAO, INC., a Delaware corporation
By:	/s/ Jerry R. Welch Jerry R. Welch President and Chief Executive Officer
F.A.O., INC., a California corporation
By:	/s/ Jerry R. Welch Jerry R. Welch President and Chief Executive Officer

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  Exhibit 2.1
AGREEMENT AND PLAN OF MERGER OF FAO, INC. (A DELAWARE CORPORATION) AND F.A.O., INC. (A CALIFORNIA CORPORATION) (fka The Right Start, Inc.)
RECITALS